MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                  CERTIFIED PUBLIC ACCOUNTANTS
                       888 SEVENTH AVENUE
                    NEW YORK, NEW YORK 10106
                           -----------
                       TEL: (212) 757-8400
                       FAX: (212) 757-6124

January 31, 2001

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street NW
Washington, DC 20549

RE:  PlayandWin, Inc.
     Form 8-K dated January 22, 2001
     Commission File #000-29477

Dear Sir/Madam:

We are aware of the change in the above-referenced registrant's independent accountants from a review of the Company's Edgar filings. We were advised by them of their desire to change accountants, but have not been supplied a copy of the 8-K and the disclosure made in response to Item 4. Furthermore, we have not been requested by the Company to furnish a letter to the Commission stating that we agree with the statements made by the Company. We do agree that there have not been any disagreements regarding accounting principles or practices, financial statement disclosure or auditing scope. However, we do hereby state upon knowledge and belief that the client changed accountants to a former employee, Dean Skupen, has solicited and accepted such engagement, acts which are prohibited by a signed agreement and, as such, constitutes an illegal act.

We are pursuing all legal action and are filing a complaint with the appropriate state and national accounting societies.

                      Sincerely yours,

                      MERDINGER, FRUCHTER, ROSEN & CORSO, P.C.
                      /s/ Stephen P. Corso, Jr., CPA
                      Stephen P. Corso, Jr., CPA